Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ETERNA THERAPEUTICS INC.

Eterna Therapeutics Inc. (the “Corporation”), a Delaware corporation, does hereby certify that:

1. The certificate of incorporation of the Corporation is hereby amended by deleting Article I thereof in its entirety and inserting the following in lieu thereof:

“The name of the corporation (the “Corporation”) is Ernexa Therapeutics Inc.”

2. The amendment set forth in this Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3. This Certificate of Amendment shall be effective on March 26, 2025 at 12:01 a.m. Eastern Time.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be execute and acknowledged on March 21, 2025.

ETERNA THERAPEUTICS INC.

/s/ Sanjeev Luther
Sanjeev Luther
President and Chief Executive Officer